CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference into this Post-Effective Amendment No. 2 to Form S-1 (File No. 333-212653) of Valeritas Holdings, Inc. (the “Company”), of our report dated February 21, 2017 (except for Note 17, as to which the date is March 16, 2017), which includes an explanatory paragraph as to the Company’s ability to continue as going concern, with respect to our audit of the consolidated financial statements of the Company as of December 31, 2016 and 2015 and for each of the years in the two year period ended December 31, 2016. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

East Hanover, New Jersey
July 26, 2017